STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

SUBSIDIARY INTO PARENT

Section 253

CERTIFICATE OF OWNERSHIP

MERGING

SOLAR ENERGY SOURCES INC.

INTO

THE ELECTRIC NETWORK.COM, INC.

(Pursuant to Section 253 of the General Corporation Law of Delaware)

The Electric Network.com, Inc. (“Electric Network”), a corporation incorporated on the 31st day of March, 2004, pursuant to the provisions of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY that Electric Network owns 100% of the capital stock of Solar Energy Sources Inc. (“Solar Energy”), a corporation incorporated on the 8th day of June, 2006 A.D., pursuant to the provisions of the General Corporation Law of the State of Delaware and that Electric Network, by a resolution of its Board of Directors duly adopted by consent resolution on the 8th day of June, 2006, A.D., determined to merge into itself said Solar Energy, which resolution is in the following words to wit:

WHEREAS Electric Network lawfully owns 100% of the outstanding stock of Solar Energy, a corporation organized and existing under the laws of the State of Delaware, and

WHEREAS Electric Network desires to merge into itself the said Solar Energy, and to be possessed of all the estate, property, rights, privileges and franchises of Electric Network.

NOW THEREFORE, BE IT RESOLVED, that Electric Network merge into itself Solar Energy and assumes all of its liabilities and obligations; and

FURTHER RESOLVED, that Electric Network relinquishes its corporate name and assumes in place thereof the name Solar Energy Sources Inc.; and

FURTHER RESOLVED, that an authorized officer of Electric Network be and he is hereby directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said Solar Energy and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County; and

FURTHER RESOLVED, that the officers of Electric Network be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware; which may be in any way necessary or proper to effect said merger.

IN WITNESS WHEREOF, Electric Network has caused its corporate seal to be affixed and this certificate to be signed by an authorized officer this 8th day of June, 2006 A.D.

THE ELECTRIC NETWORK.COM INC. By: /s/ John Veltheer Authorized Signatory Name: John Veltheer Title: President and Director	State of Delaware Secretary of State Division of Corporations Delivered 03:31 PM 06/19/2006 FILED 03:31 PM 06/19/2006 SRV 060587527 – 3760179 FILE